Exhibit 99.1

News Release

H&R Block Reports Continued Improvement in Financial Results for Fiscal 2010 Second Quarter

•	Net loss from continuing operations improves to $0.38 per share from $0.40 per share a year ago
•	Better results in Tax Services and lower mortgage loan loss provisions partially offset by lower profits from Business Services
•	Company reiterates fiscal 2010 earnings guidance of $1.60 - $1.80 per share from continuing operations

For Immediate Release: Dec. 8, 2009

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today reported a net loss from continuing operations for the fiscal second quarter ended Oct. 31, 2009, of $126.5 million, or 38 cents per share compared to a loss of $133.2 million, or 40 cents per share in the second quarter a year ago.  H&R Block typically reports a second quarter operating loss due to the seasonality of its business.  A $15.9 million improvement in pre-season results from Tax Services and a $9.7 million reduction in mortgage loan loss provisions were partially offset by a $12.9 million decline in pretax income from Business Services.

“Overall, we are pleased with our financial results, which continue to benefit from our expense control efforts,” said Russ Smyth, president and chief executive officer of H&R Block.  “By targeting and taking out non-value added costs, we have been able to reinvest in important initiatives that we expect will drive better client attraction and retention.  The combination of these initiatives will result in growing market share and profitability, both in fiscal 2010 and beyond,” added Smyth.

Fiscal second quarter revenues declined $25.4 million, or 7.2%, to $326.1 million due to lower revenues from Business Services.  Consolidated net loss for the quarter improved to $128.6 million, or 38 cents per share, compared to a loss of $135.9 million, or 41 cents per share a year ago.

Tax Services

Second quarter Tax Services revenues rose $4.6 million, or 4.4%, year-over-year reflecting an increase in tax preparation revenues and increased revenues from H&R Block Bank’s Prepaid Emerald Mastercard products provided to tax clients.  Tax preparation revenues increased $2.4 million reflecting increased return volume and the Company’s acquisition of its major Southwest franchise operation last year.

The segment reported a pretax loss of $172.2 million compared to $188.1 million a year ago, an improvement of 8.5%.  The better results are primarily due to revenue growth and an $11.4 million, or 3.9% decrease in overall expenses.  The expense reduction was driven in part by more than $5 million of ongoing cost control initiatives.  The remainder of the reduction is related to tax and legal expenses in the previous year that did not recur, partially offset by incremental expenses in the current quarter associated with the acquisition of the Southwest franchise operation.

For the first six months of fiscal 2010, Tax Services revenues of $197.3 million were up 5.8% from $186.4 million last year.  The fiscal year-to-date pretax loss was $344.2 million, down from $351.8 million in the prior period.

The Company continues to expect that the Tax Services segment will deliver an increase in pretax margin totaling 100 basis points by the end of fiscal 2011.

Business Services

Second quarter segment revenues for Business Services (RSM McGladrey) declined $26.4 million or 11.3% year-over-year to $206.6 million.  The drop in revenues mainly stems from the impact of the overall weaker economic environment.  Core revenues, primarily tax and consulting, fell $22.8 million, or 11.6%, over the prior-year period and demand for capital markets activities was also reduced.

For the fiscal 2010 second quarter, RSM McGladrey reported pretax income of $0.2 million compared to $13.1 million a year ago.  While revenues were down in the core business, this decline was offset by lower compensation and other cost control efforts.  The decline in second quarter profit was a result of losses in our capital markets business and increased costs related to litigation.

Six-month segment revenues were $384.2 million, down 5.8% from $407.7 million in the first half of fiscal 2009.  Pretax income for the first six months declined to $1.5 million from $12.8 million in the year-ago period driven mainly by the lower income in the second quarter.

RSM McGladrey (RSM) and McGladrey & Pullen LLP (M&P), an independent registered public accounting firm, collaborate to provide services to clients under an alternative practice structure.  On July 21, 2009, M&P provided 210 days notice of its intent to terminate the administrative services agreement. The effect of the notice will be to terminate the alternative practice structure on February 16, 2010, unless revoked or modified prior to that time.  On September 15, 2009, RSM also provided notice of its intent to terminate the administrative services agreement.  The effect of this notice, unless it is revoked or modified, will be to terminate the alternative practice structure on April 13, 2010.  RSM’s notice was intended to make certain that mutual consent is required for any reconciliation between M&P and RSM.

Since July 23, 2009, RSM and M&P have engaged in arbitration to resolve disputes regarding their contractual relationship, including the scope and enforceability of restrictive covenants agreed to by M&P. A final, binding and confidential arbitration ruling regarding the enforcement of the restrictive covenants was issued on November 24, 2009.  RSM and M&P are continuing their negotiations on mutually agreeable changes to the current arrangements that would allow the collaboration to continue.

Corporate

Corporate operations includes a portion of corporate support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s static mortgage portfolio.  For the second quarter ended Oct. 31, 2009, Corporate operations reported a pretax loss of $40.8 million, compared to a loss of $52.4 million in the prior year, an improvement of 22.1%.  The improvement was mainly due to a $9.7 million decline in the provision for losses on mortgage loans held for investment at H&R Block Bank.  The total allowance for loan loss reserves was $96.0 million at Oct. 31, 2009, compared to $63.7 million in the second quarter a year ago and $91.7 million at July 31, 2009.

Year-to-date through the fiscal second quarter ended Oct. 31, 2009, Corporate operations reported a pretax loss of $81.1 million, a 20.1% improvement from a loss of $101.4 million for the first six months of fiscal 2009.

Financial Position

The Company ended the second quarter of fiscal 2010 in a strong financial position with $1.4 billion in cash, double the level from a year ago, and $1.1 billion of stockholders’ equity, up from $832.7 million at the end of the year-earlier period.  There were no share repurchases during the fiscal 2010 second quarter.  Long-term debt at Oct. 31, 2009 was $1.0 billion, down from $1.7 billion at the end of the fiscal 2009 second quarter.

Guidance

The Company continues to expect its fiscal 2010 earnings from continuing operations will be in the range of $1.60 to $1.80 per share.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; potential termination of the alternative practice structure relationship between RSM McGladrey, Inc. and McGladrey & Pullen LLP; competitive factors; the Company’s effective income tax rate; litigation; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2009 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.

# # #

About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having prepared more than 500 million tax returns since 1955.  In fiscal 2009, H&R Block had annual revenues of $4.1 billion and prepared more than 24 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals.  The Company provides tax return preparation services in person, online through H&R Block Online, through its H&R Block At Home™ software and through other channels.  The Company is also one of the leading providers of business services through RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

For Further Information
Media Relations   Gene King, 816.854.4672, gene.king@hrblock.com
Investor Relations        Derek Drysdale, 816.854.4513, derek.drysdale@hrblock.com

KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,
	Revenues		Income (loss)
	2009	2008	2009	2008

Tax Services	$109,305	$104,734	$(172,188)	$(188,125)
Business Services	206,602	233,045	174	13,081
Corporate and Eliminations	10,174	13,690	(40,839)	(52,409)
	$326,081	$351,469	(212,853)	(227,453)
Income tax benefit			(86,381)	(94,292)
Net loss from continuing operations			(126,472)	(133,161)
Net loss from discontinued operations			(2,115)	(2,713)
Net loss			$(128,587)	$(135,874)

Basic and diluted loss per share:
Net loss from continuing operations			$(0.38)	$(0.40)
Net loss from discontinued operations			-	(0.01)
Net loss			$(0.38)	$(0.41)

Basic and diluted shares outstanding			335,346	329,810

	Six months ended October 31,
	Revenues		Income (loss)
	2009	2008	2009	2008

Tax Services	$197,268	$186,434	$(344,162)	$(351,782)
Business Services	384,220	407,696	1,495	12,786
Corporate and Eliminations	20,098	29,248	(81,059)	(101,427)
	$601,586	$623,378	(423,726)	(440,423)
Income tax benefit			(166,637)	(178,839)
Net loss from continuing operations			(257,089)	(261,584)
Net loss from discontinued operations			(5,132)	(7,009)
Net loss			$(262,221)	$(268,593)

Basic and diluted loss per share:
Net loss from continuing operations			$(0.77)	$(0.80)
Net loss from discontinued operations			(0.01)	(0.02)
Net loss			$(0.78)	$(0.82)

Basic and diluted shares outstanding			334,939	328,475

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
    Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.
    Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Effective May 1, 2009, we realigned certain segments of our business to reflect a new management reporting structure. The operations of H&R Block Bank, which were previously reported as the Consumer Financial Services segment, have now been reclassified, with activities that support our retail tax network included in the Tax Services segment, and income and expenses of our static portfolio of mortgage loans held for investment and related assets included in Corporate. These reclassifications had no effect on our total operating expenses, results of operations or stockholders’ equity as previously reported.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except share data

	October 31,	October 31,	April 30,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,432,243	$693,626	$1,654,663
Cash and cash equivalents - restricted	46,072	814	51,656
Receivables, net	461,485	537,751	512,814
Prepaid expenses and other current assets	361,186	387,675	351,947
Assets of discontinued operations, held for sale	-	1,039,683	-
Total current assets	2,300,986	2,659,549	2,571,080

Mortgage loans held for investment, net	671,049	811,732	744,899
Property and equipment, net	351,288	377,687	368,289
Intangible assets, net	378,112	136,542	385,998
Goodwill, net	856,880	832,294	850,230
Other assets	409,044	606,943	439,226
Total assets	$4,967,359	$5,424,747	$5,359,722

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$1,493,726	$748,469	$854,888
Accounts payable, accrued expenses and other current liabilities	608,149	636,050	705,945
Accrued salaries, wages and payroll taxes	83,321	100,027	259,698
Accrued income taxes	169,004	100,857	543,967
Current portion of long-term debt	3,667	6,257	8,782
Federal Home Loan Bank borrowings	25,000	104,000	25,000
Liabilities of discontinued operations, held for sale	-	745,419	-
Total current liabilities	2,382,867	2,441,079	2,398,280

Long-term debt	1,032,562	1,727,510	1,032,122
Federal Home Loan Bank borrowings	75,000	-	75,000
Other noncurrent liabilities	405,833	423,496	448,461
Total liabilities	3,896,262	4,592,085	3,953,863

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,442	4,442	4,442
Additional paid-in capital	827,423	837,912	836,477
Accumulated other comprehensive income (loss)	66	(11,236)	(11,639)
Retained earnings	2,308,153	2,019,301	2,671,437
Less treasury shares, at cost	(2,068,987)	(2,017,757)	(2,094,858)
Total stockholders' equity	1,071,097	832,662	1,405,859
Total liabilities and stockholders' equity	$4,967,359	$5,424,747	$5,359,722

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended October 31,		Six months ended October 31,
	2009	2008	2009	2008
Revenues:
Service revenues	$294,958	$316,337	$542,943	$557,057
Interest income	12,113	17,047	24,400	34,894
Product and other revenues	19,010	18,085	34,243	31,427
	326,081	351,469	601,586	623,378

Operating expenses:
Cost of revenues	410,949	438,765	797,399	805,085
Selling, general and administrative	129,685	138,036	232,902	255,240
	540,634	576,801	1,030,301	1,060,325

Operating loss	(214,553)	(225,332)	(428,715)	(436,947)
Other income (expense), net	1,700	(2,121)	4,989	(3,476)

Loss from continuing operations before tax benefit	(212,853)	(227,453)	(423,726)	(440,423)
Income tax benefit	(86,381)	(94,292)	(166,637)	(178,839)

Net loss from continuing operations	(126,472)	(133,161)	(257,089)	(261,584)
Net loss from discontinued operations	(2,115)	(2,713)	(5,132)	(7,009)

Net loss	$(128,587)	$(135,874)	$(262,221)	$(268,593)

Basic and diluted loss per share:
Net loss from continuing operations	$(0.38)	$(0.40)	$(0.77)	$(0.80)
Net loss from discontinued operations	-	(0.01)	(0.01)	(0.02)
Net loss	$(0.38)	$(0.41)	$(0.78)	$(0.82)

Basic and diluted shares outstanding	335,346	329,810	334,939	328,475

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Six months ended October 31,
	2009	2008

Net cash used in operating activities	$(786,152)	$(665,931)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	38,693	54,501
Purchases of property and equipment	(7,280)	(58,586)
Payments made for business acquisitions, net of cash acquired	(6,606)	(4,709)
Net cash used in investing activities of discontinued operations	-	(48,917)
Other, net	18,473	8,910
Net cash provided by (used in) investing activities	43,280	(48,801)

Cash flows from financing activities:
Repayments of Federal Home Loan Bank borrowings	-	(40,000)
Proceeds from Federal Home Loan Bank borrowings	-	15,000
Repayments of other short-term borrowings	-	(60,000)
Proceeds from other short-term borrowings	-	753,625
Customer banking deposits	638,466	(40,595)
Dividends paid	(100,784)	(96,555)
Acquisition of treasury shares	(3,785)	(4,467)
Proceeds from exercise of stock options	8,218	61,699
Proceeds from issuance of common stock, net	-	141,558
Net cash provided by financing activities of discontinued operations	-	4,783
Other, net	(30,884)	8,413
Net cash provided by financing activities	511,231	743,461

Effects of exchange rates on cash	9,221	-

Net increase (decrease) in cash and cash equivalents	(222,420)	28,729
Cash and cash equivalents at beginning of the period	1,654,663	664,897
Cash and cash equivalents at end of the period	$1,432,243	$693,626

Supplementary cash flow data:
Income taxes paid	$196,427	$99,910
Interest paid on borrowings	37,304	38,713
Interest paid on deposits	4,134	10,441
Transfers of loans to foreclosed assets	9,212	62,578